                                                              Exhibit 99.1

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Newmont Gold Company:

         We have audited the accompanying consolidated balance sheets of Newmont Gold Company (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1995, and the related statements of consolidated income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Santa Fe Pacific Gold Corporation, a company merged into the Company during 1997 in a transaction accounted for as a pooling of interests, as discussed in Note 1. Such statements are included in the consolidated financial statements of Newmont Gold Company and reflect total assets and total revenues of 37 percent and 30 percent in 1996, and 35 percent and 31 percent in 1995, respectively, and total revenues of 38 percent in 1994 of the related consolidated totals, after restatement to reflect certain adjustments as set forth in Note 1. The financial statements of Santa Fe Pacific Gold Corporation prior to those adjustments were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Santa Fe Pacific Gold Corporation, is based solely on the report of the other auditors.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

         In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Newmont Gold Company and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.



                                ARTHUR ANDERSEN LLP





Denver, Colorado,
September 30, 1997.

To the Board of Directors and Shareholders of Santa Fe Pacific Gold Corporation



         In our opinion, the consolidated balance sheet and the related consolidated statements of operations, of cash flows and of shareholders' equity of Santa Fe Pacific Gold Corporation (not presented separately herein) present fairly, in all material respects, the financial position of Santa Fe Pacific Gold Corporation and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.







Price Waterhouse LLP
Phoenix, Arizona
February 1, 1997

                      NEWMONT GOLD COMPANY AND SUBSIDIARIES

                        STATEMENTS OF CONSOLIDATED INCOME
                        (In thousands, except per share)

                                                      Years Ended December 31,
                                           ----------------------------------------------
                                              1996              1995              1994
                                           -----------      -----------       -----------
Sales and other income
  Sales                                    $ 1,105,666      $   981,640       $   967,545
  Dividends, interest and other                 29,460           46,394            25,186
  Gain on disposition of
    investment                                      --          113,188                --
                                           -----------      -----------       -----------
                                             1,135,126        1,141,222           992,731
                                           -----------      -----------       -----------

Costs and expenses
  Costs applicable to sales                    652,305          533,631           491,501
  Depreciation, depletion and
    amortization                               204,081          186,785           174,360
  Exploration and research                      87,914           87,993            97,738
  General and administrative                    65,671           62,861            59,231
  Interest, net of amounts
    capitalized                                 58,619           47,099            18,588
  Write-off of exploration properties               --           52,537                --
  Other                                         22,521           11,681            42,655
                                           -----------      -----------       -----------
                                             1,091,111          982,587           884,073
                                           -----------      -----------       -----------

Income before equity income and
  income taxes                                  44,015          158,635           108,658

Equity in income of affiliated
  companies                                     45,221           28,895            15,395
                                           -----------      -----------       -----------

Pre-tax income                                  89,236          187,530           124,053

Income tax benefit (provision)                  15,949          (29,982)           11,685
                                           -----------      -----------       -----------

Net income                                     105,185          157,548           135,738

Preferred stock dividends                           --           11,157            15,813
                                           -----------      -----------       -----------

Net income applicable to common
  shares                                   $   105,185      $   146,391       $   119,925
                                           ===========      ===========       ===========

Net income per common share                $      0.63      $      0.95       $      0.80
                                           ===========      ===========       ===========

Average shares outstanding                     166,296          153,878           149,219
                                           ===========      ===========       ===========


        The accompanying notes are an integral part of these statements.

                      NEWMONT GOLD COMPANY AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except per share)

                                                                 At December 31,
                                                          -----------------------------
                                                              1996              1995
                                                          -----------       -----------
                        ASSETS
Cash and cash equivalents                                 $   227,053       $    94,994
Short-term investments                                         12,724            11,820
Accounts receivable                                            29,663            25,297
Inventories                                                   279,315           245,930
Other current assets                                           52,233            33,250
                                                          -----------       -----------
   Current assets                                             600,988           411,291
Property, plant and mine development, net                   2,391,872         2,114,589
Other long-term assets                                        289,270           184,127
                                                          -----------       -----------
          Total assets                                    $ 3,282,130       $ 2,710,007
                                                          ===========       ===========

                     LIABILITIES

Short-term debt                                           $    45,981       $    29,179
Current portion of long-term debt                              19,250             4,375
Accounts payable                                               72,135            65,127
Other accrued liabilities                                     140,893           148,765
                                                          -----------       -----------
   Current liabilities                                        278,259           247,446

Long-term debt                                              1,039,875           804,120
Reclamation and remediation liabilities                        71,702            73,495
Other long-term liabilities                                   225,333           230,201
                                                          -----------       -----------
          Total liabilities                                 1,615,169         1,355,262
                                                          -----------       -----------


Commitments and contingencies (Note 18)

               STOCKHOLDERS' EQUITY

Common stock - $0.01 par value; 306.5 million shares
  authorized; 166.7 million and 161.4
  million shares issued, respectively                           1,667             1,614
Capital in excess of par value                                753,635           487,607
Retained earnings                                             913,927           867,887
Treasury stock, at cost, 257 thousand and
  268 thousand shares, respectively                            (2,268)           (2,363)
                                                          -----------       -----------
          Total stockholders' equity                        1,666,961         1,354,745
                                                          -----------       -----------

          Total liabilities and
           stockholders' equity                           $ 3,282,130       $ 2,710,007
                                                          ===========       ===========



        The accompanying notes are an integral part of these statements.

                      NEWMONT GOLD COMPANY AND SUBSIDIARIES

                       STATEMENTS OF CONSOLIDATED CHANGES
                             IN STOCKHOLDERS' EQUITY
                        (In thousands, except per share)


                                  Preferred Stock             Common Stock        Capital in                  Treasury Stock
                              -----------------------     ----------------------   Excess of   Retained           at Cost
                              Shares         Amount        Shares       Amount     Par Value   Earnings     Shares       Amount
                              ---------     ---------     ---------    ---------   ---------   ---------   ---------    ---------
Balance at December 31, 1993          --            --       153,121    $   1,531   $ 283,525   $ 853,343          --    $      --
  Transaction with parent
    (Note 4)                       2,875     $  14,375            --           --          --    (140,944)      8,650      (76,206)
  Issuance of common stock            --            --         8,256           83     250,448          --          --           --
  Common stock from treasury
    issued primarily for
    stock options exercised           --            --            --           --       6,638          --        (236)       2,080
  Net income                          --            --            --           --          --     135,738          --           --
  Common stock dividends              --            --            --           --          --     (59,741)         --           --
  Preferred stock dividends
    $5.50 per share                   --            --            --           --          --     (15,813)         --           --
  Other                               --            --            --           --        (663)      1,958          --           --
                               ---------     ---------     ---------    ---------   ---------   ---------   ---------    ---------

Balance at December 31, 1994       2,875        14,375       161,377        1,614     539,948     774,541       8,414      (74,126)
  Stock options exercised             --            --            --           --       6,949          --        (247)       2,173
  Preferred stock redemption
    and conversion, net of
    costs                         (2,875)      (14,375)           --           --     (59,766)         --      (7,899)      69,590
  Net income                          --            --            --           --          --     157,548          --           --
  Common stock dividends              --            --            --           --          --     (53,376)         --           --
  Preferred stock dividends
    $3.88 per share                   --            --            --           --          --     (11,157)         --           --
  Other                               --            --            --           --         476         331          --           --
                               ---------     ---------     ---------    ---------   ---------   ---------   ---------    ---------

Balance at December 31, 1995          --            --       161,377        1,614     487,607     867,887         268       (2,363)
  Common stock issuance               --            --         4,651           47     241,209          --          --           --
  Stock options exercised             --            --           666            6      24,920          --         (13)         112
  Net income                          --            --            --           --          --     105,185          --           --
  Common stock dividends              --            --            --           --          --     (59,300)         --           --
  Other                               --            --            --           --        (101)        155           2          (17)
                               ---------     ---------     ---------    ---------   ---------   ---------   ---------    ---------

Balance at December 31, 1996          --     $      --       166,694    $   1,667   $ 753,635   $ 913,927         257    $  (2,268)
                               =========     =========     =========    =========   =========   =========   =========    =========


        The accompanying notes are an integral part of these statements.

                      NEWMONT GOLD COMPANY AND SUBSIDIARIES

                      STATEMENTS OF CONSOLIDATED CASH FLOWS
                                 (In thousands)


                                                                 Years Ended December 31,
                                                         -----------------------------------------
                                                           1996             1995            1994
                                                         ---------       ---------       ---------
Operating Activities
  Net income                                             $ 105,185       $ 157,548       $ 135,738
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation, depletion and amortization             204,081         186,785         174,360
      Undistributed earnings of affiliates                 (13,134)         (3,603)        (14,553)
      Deferred tax benefit                                 (16,607)        (12,893)        (34,509)
      Gain on sale of investments                               --        (113,188)             --
      Write-off of exploration properties                       --          52,591              --
      Other                                                 (1,640)          8,359         (16,898)
      (Increase) decrease in operating assets:
        Accounts receivable                                 (4,245)         14,643          15,689
        Inventories                                        (63,233)        (70,965)        (26,958)
        Other assets                                       (13,125)          5,114           3,416
      Increase (decrease) in operating liabilities:
        Accounts payable and accrued expenses               11,891          58,786          28,188
        Other liabilities                                    3,430         (14,696)         (3,377)
                                                         ---------       ---------       ---------

Net cash provided by operating activities                  212,603         268,481         261,096
                                                         ---------       ---------       ---------

Investing Activities
  Additions to property, plant and mine
    development                                           (547,757)       (520,913)       (493,760)
  Proceeds from sale of investment                              --         119,799              --
  Net cash acquired from parent                                 --              --          69,361
  Advances to joint venture                                 (3,684)        (30,543)        (14,675)
  Other                                                     (2,335)         (8,344)         16,503
                                                         ---------       ---------       ---------
Net cash used in investing activities                     (553,776)       (440,001)       (422,571)
                                                         ---------       ---------       ---------

Financing Activities
  Short-term debt                                           16,802          13,440              --
  Proceeds from long-term debt                             255,000         254,856         533,634
  Repayments of long-term debt                              (4,375)       (130,000)       (242,000)
  Repayment of gold loans                                       --              --        (138,595)
  Proceeds from issuance of common stock                   265,449           8,034         259,249
  Dividends paid on common stock                           (59,300)        (53,376)        (46,225)
  Dividends paid on preferred stock                             --         (11,860)        (15,110)
  Dividends paid to Santa Fe Pacific Corp.                      --              --         (13,516)
  Preferred stock redemption and conversion costs               --          (4,442)             --
  Other                                                       (344)         (4,934)         (7,615)
                                                         ---------       ---------       ---------
Net cash provided by financing
  activities                                               473,232          71,718         329,822
                                                         ---------       ---------       ---------

Net increase (decrease) in cash and cash
  equivalents                                              132,059         (99,802)        168,347
Cash and cash equivalents at beginning of year              94,994         194,796          26,449
                                                         ---------       ---------       ---------
Cash and cash equivalents at end of year                 $ 227,053       $  94,994       $ 194,796
                                                         =========       =========       =========

See Note 16 for supplemental cash flow information.

        The accompanying notes are an integral part of these statements.

                      NEWMONT GOLD COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(1)  THE COMPANY

         Newmont Gold Company and its more-than-50% owned subsidiaries (collectively, "NGC" or the Company) is a worldwide company engaged in gold production, exploration for gold and acquisition of gold properties. Newmont Mining Corporation ("NMC") owns approximately 93.75% of the common stock of "NGC". Substantially all of the Company's consolidated sales and operating profit in 1995 and 1994 related to its gold mining activities in the United States. In 1996, the Company's consolidated sales resulted from operations in the United States, Uzbekistan and Indonesia. The Company also has an equity interest in a mining operation in Peru and conducts exploration for gold deposits worldwide. See Note 3 regarding the acquisition of an additional interest in the Peruvian operation in 1997.

         Gold mining requires the use of specialized facilities and technology. The Company relies heavily on such facilities to maintain its production levels. Also, the profitability of the Company's current operations is significantly affected by the market price of gold. Market gold prices can fluctuate widely and are affected by numerous factors beyond the Company's control.

         On May 5, 1997, NMC completed a merger with Santa Fe Pacific Gold Corporation ("Santa Fe") under which each outstanding share of Santa Fe common stock was exchanged for 0.43 of a share of NMC common stock. Santa Fe is engaged in gold production in the United States and exploration for gold deposits worldwide. The outstanding shares of common stock of Santa Fe were converted into approximately 56.5 million shares of NMC common stock. NMC also reserved approximately 566,000 shares of its common stock for issuance in connection with outstanding Santa Fe stock options that were assumed by NMC in the merger. The merger qualified as a tax-free reorganization and was accounted for as a pooling of interests. In conjunction with the merger, NGC issued shares of common stock to NMC equal to the number of shares of NMC common stock issued in the merger in exchange for all of the outstanding shares of Santa Fe. As a result, Santa Fe became a wholly-owned subsidiary of NGC. In addition, NGC issued options to NMC to acquire additional shares of NGC common stock having the same terms as the Santa Fe stock options assumed by NMC in the merger. NGC's consolidated financial statements have been restated for periods prior to the merger to include the operations of Santa Fe, adjusted to conform with NGC's accounting policies and presentations.

         The following table provides a reconciliation of sales and net income reported by NGC to the combined amounts presented (in thousands).


                                                      For the Years Ended December 31,
                                                ---------------------------------------------
                                                    1996              1995            1994
                                                -----------       -----------     -----------
Sales
      Pre-Merger
         NGC                                    $   768,455       $   636,219     $   597,370
         Santa Fe                                   337,211           345,421         370,175
      Merger adjustments                                 --                --              --
                                                -----------       -----------     -----------
            Total                               $ 1,105,666       $   981,640     $   967,545
                                                ===========       ===========     ===========

    Net income applicable to common shares
      Pre-Merger
        NGC                                     $    93,972       $   113,715     $    67,581
        Santa Fe                                     21,068            39,812          56,701
      Merger Adjustments                             (9,855)           (7,136)         (4,357)
                                                -----------       -----------     -----------
              Total                             $   105,185       $   146,391     $   119,925
                                                ===========       ===========     ===========


         Merger adjustments reflect conforming accounting policy changes primarily related to the accounting treatment for deferred mining costs. Santa Fe included certain depreciation, depletion and amortization charges in deferred mining costs. To the extent Santa Fe capitalized such charges as deferred mining costs or as inventory, restatement adjustments have been made to reflect these charges against earnings in the appropriate period. In addition, ore and in-process inventories were not maintained on the same basis as NGC, which resulted in certain balance sheet reclassifications.


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of Newmont Gold Company and its more-than-50% owned subsidiaries. The Company also includes its pro-rata share of assets, liabilities and operations for unincorporated joint ventures in which it has an interest. All significant intercompany balances and transactions have been eliminated. At December 31, 1996, NMC owned approximately 93.75% of the Company. The functional currency for all subsidiaries is the U. S. dollar.

CASH AND CASH EQUIVALENTS

         Cash and cash equivalents consist of all cash balances and highly liquid investments with an original maturity of three months or less. Because of the short maturity of these investments, the carrying amounts approximate their fair value. Cash and cash equivalents are primarily invested in United States Treasury bills, with lesser amounts invested in high-quality commercial paper and time deposits.

INVESTMENTS

         Short-term investments are carried at cost, which approximates market, and include Eurodollar government and corporate obligations rated AA or higher. At December 31, 1996 and 1995, $8.7 million and $7.9 million, respectively, of such investments secured letters of credit.

         Investments in companies in which NGC's ownership is 20% to 50% are accounted for by the equity method of accounting and are included in Other long-term assets. Income from such investments is included in Equity in income of affiliated companies. Included in such investments is NGC's 38% equity investment in Minera Yanacocha S. A. ("Minera Yanacocha") See Note 3.

         As a result of the ownership structure discussed in Note 18, the Batu Hijau project in Indonesia is accounted for as an equity investment effective July 1996. NGC's investment at December 31, 1996 was $46.6 million.

INVENTORIES

         Ore and in-process inventories and materials and supplies are stated at the lower of average cost or net realizable value. Precious metals are stated at market value.

         Non-current inventories are stated at the lower of average cost or net realizable value and represent ore-in-stockpiles from which no material is expected to be processed for more than one year after the balance sheet date.

PROPERTY, PLANT AND MINE DEVELOPMENT

         Expenditures for new facilities or expenditures which extend the useful lives of existing facilities are capitalized and depreciated using the straight-line method at rates sufficient to depreciate such costs over the estimated productive lives of such facilities. Productive lives range from 2 to 21 years.

         Mineral exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed, the costs incurred to develop such property, including costs to further delineate the ore body and remove overburden to initially expose the ore body, are capitalized. Such costs, and estimated future development costs, are amortized using a unit-of-production method over the estimated life of the ore body. On-going development expenditures to maintain production are generally charged to operations as incurred.

         Significant payments related to the acquisition of exploration interests are capitalized. If a mineable ore body is discovered, such costs are amortized using a unit-of-production method. If no mineable ore body is discovered, such costs are expensed in the period in which it is determined the property has no future economic value.

         Interest expense allocable to the cost of developing mining properties and to constructing new facilities is capitalized until operations commence.

         Gains or losses from normal sales or retirements of assets are included in other income or expense.

REVENUE RECOGNITION

         Gold sales are recognized when gold is produced.

MINING COSTS

         In general, mining costs are charged to operations as incurred. However, certain of the Company's deposits have diverse grade and waste-to-ore ratios over the mine's life. Mining costs for these deposits, to the extent they do not relate to current gold production, are capitalized and then charged to operations when the applicable gold is produced.

RECLAMATION AND REMEDIATION COSTS

         Estimated future reclamation and remediation costs are based principally on legal and regulatory requirements. Such costs related to active mines are accrued and charged over the expected operating lives of the mines using a unit-of-production method. Future reclamation and remediation costs for inactive mines are accrued based on management's best estimate at the end of each period of the undiscounted costs expected to be incurred at a site. Such cost estimates include where applicable, ongoing care, maintenance and monitoring costs. Changes in estimates are reflected in earnings in the period an estimate is revised.

INCOME TAXES

         The Company accounts for income taxes using Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under the liability method of SFAS 109, the Company recognizes certain temporary differences between the financial reporting basis of the Company's liabilities and assets and the related income tax basis for such liabilities and assets. This generates a net deferred income tax liability or net deferred income tax asset for the Company as of the end of the year, as measured by the statutory tax rates in effect as enacted. The Company derives its deferred income tax charge or benefit by recording the change in the net deferred income tax liability or net deferred income tax asset balance for the year.

         The Company's deferred income tax assets include certain future tax benefits such as net operating losses or tax credit carryforwards. The Company must record a valuation allowance against any portion of those deferred income tax assets which it believes it will more likely than not fail to realize.

COMMODITY INSTRUMENTS

         The Company has entered into gold loans and forward sales contracts to protect the selling price for certain anticipated gold production. The

Company does not acquire, hold or issue commodity instruments for trading or speculative purposes.

         Proceeds from the sale of borrowed gold are recorded as gold loans at the average price realized. As gold is delivered from production in repayment of the borrowed gold, gold sales revenue is recognized at the average price realized and the gold loan balance is reduced. If gold borrowings are repaid in advance of the original repayment schedule, the resulting gain or loss is deferred and recognized in gold sales revenue over the original repayment schedule.

         Forward sales contracts enable the Company to deliver a specified number of ounces of gold to a counterparty at a specified price and date. Under normal circumstances, counterparties under spot deferred contracts allow the Company to defer delivery of gold to a later date, if necessary, at the original contract price plus the prevailing interest-like premium. Gains and losses realized on such instruments, as well as any cost or revenue associated therewith, are recognized in sales when the related gold is produced.

EARNINGS PER COMMON SHARE

         In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 "Earnings per Share ("SFAS 128"), which specifies the computation, presentation and disclosure requirements for earnings per share. SFAS 128 is effective for periods ending after December 15, 1997 and requires retroactive restatement of prior period earnings per share. The statement replaces the "primary earnings per share" calculation with a "basic earnings per share" and redefines the "dilutive earnings per share" computation. Adoption of the statement is not expected to have any effect on the Company's reported income per common share. The treasury stock method is used in computing earnings per common and common equivalent share. Earnings per common and common equivalent share are based on the sum of the weighted average number of common shares outstanding during each period and the assumed exercise of stock options having exercise prices less than the average market prices of the common stock. The convertible preferred shares outstanding until conversion, as discussed in Note 10, were not common stock equivalents as they were anti-dilutive.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

RECLASSIFICATIONS

         Certain amounts in prior years have been reclassified to conform to the 1996 presentation.


(3)      ADDITIONAL INTEREST IN MINERA YANACOCHA

         The Company has an equity interest in Minera Yanacocha, a gold mining operation located in Peru, that went into production in 1993.

         Summarized financial information for Minera Yanacocha follows (in millions):

                                                                    For the Years Ended December 31,
                                                                -----------------------------------------
                                                                     1996           1995           1994
                                                                -----------    -----------    -----------
Sales                                                           $     313.9    $     212.5    $     116.6
Costs applicable to sales and
  depreciation, depletion and
  amortization                                                  $     113.8    $      82.4    $      48.5
Exploration                                                     $      17.5    $      11.4    $       4.1
Other                                                           $       3.1    $       3.3    $       4.8
Net income, before Peruvian taxes                               $     179.5    $     115.4    $      59.2
Peruvian taxes                                                  $      54.8    $      34.6    $      18.0
Net income                                                      $     124.7    $      80.8    $      41.2

Dividends applicable to
  NGC's 38% interest                                            $      29.6    $      23.2    $      --

                                                                       At December 31,
                                                                --------------------------
                                                                    1996           1995
                                                                -----------    -----------
Current assets                                                  $      85.2    $      71.7
Noncurrent assets                                                     108.2           88.1
                                                                -----------    -----------
     Total assets                                               $     193.4    $     159.8
                                                                ===========    ===========

Current liabilities                                             $      44.3    $      50.0
Noncurrent liabilities                                                 40.9           48.3
                                                                -----------    -----------
     Total liabilities                                          $      85.2    $      98.3
                                                                ===========    ===========

Total equity                                                    $     108.2    $      61.5
                                                                ===========    ===========


         In November 1993, the French government announced its intention to privatize the mining assets of Bureau de Recherches Geologiques et Minieres, the geological and mining bureau of the French government ("BRGM"), and in September 1994, BRGM announced its intention to transfer its 24.7% interest in Minera Yanacocha to another entity. The Company and Compania de Minas Buenaventura, S.A. ("Buenaventura"), then 38.0% and 32.3% owners of Minera Yanacocha, respectively, filed suit in Peru to seek enforcement of a provision in the bylaws of Minera Yanacocha, giving shareholders preemptive rights on the proposed sale or transfer of any shareholder's interest. In February 1995, an appellate court in Peru issued a preliminary ruling in favor of NGC and Buenaventura, both of whom elected to exercise their preemptive rights to acquire their proportionate share of the 24.7% interest. In accordance with the court ruling, Minera Yanacocha canceled the BRGM shares and issued shares representing interests in Minera Yanacocha of 13.35% to NGC and 11.35% to Buenaventura. The Company deposited $59.1 million for its additional interest, together with the additional shares, with a Peruvian bank pending the final resolution of the case. The Company borrowed the $59.1 million from the same Peruvian bank with the right of set off against the deposit, and accordingly, these amounts have been netted in the accompanying balance sheet. Through December 31, 1996, the Company had received $18.6 million of dividends on the additional shares. In September 1996, a court ruling provided that NGC and Buenaventura have the right to acquire the 24.7% interest for a purchase price of $109.3 million, $59.1 million attributable to the 13.35% interest of the Company. As established by such ruling, the preemptive rights were triggered in November 1993 and thus the valuation of the shares held in escrow were calculated as of such date. BRGM and other defendants filed an appeal to the Superior Court of Lima challenging the court's determination that the preemptive rights were triggered and the date and amount of the valuation.

         In February 1997, the Superior Court upheld the decision of the trial court. Therefore, beginning in 1997, the Company will consolidate Minera Yanacocha in its financial statements and will reflect the increase in its ownership from 38% to 51.35% as of February 1997. BRGM and other defendants have filed a request for review by the Supreme Court of the resolution of the Superior Court of Peru. The Company has been advised that the Peruvian Supreme Court has admitted the petition filed by BRGM. While the Company is unable to predict the timing or the outcome of the review by the Supreme Court, management believes that it is not probable that the Superior Court's decision will be reversed.

         The following pro forma income statement assumes the acquisition of the additional interest occurred on January 1, 1996 and the pro forma balance sheet assumes the acquisition occurred on December 31, 1996. The pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations which would have been realized had the acquisition of the additional interest been considered to occur as of the dates for which the pro forma financial statements are presented. The pro forma financial statements also are not necessarily indicative of the combined position or results of operations in the future.

                    NEWMONT GOLD COMPANY AND MINERA YANACOCHA

               PRO FORMA CONSOLIDATED INCOME STATEMENT - UNAUDITED
                        (In thousands, except per share)
                      FOR THE YEAR ENDED DECEMBER 31, 1996


                                     Newmont           Minera           Pro Forma            Pro Forma
                                       Gold*          Yanacocha         Adjustments         Consolidated
                                    -----------       -----------       -----------          -----------
Sales and other income
  Sales                             $ 1,105,666       $   313,870                            $ 1,419,536
  Dividends, interest and
    other                                29,460             2,336                                 31,796
                                    -----------       -----------       -----------          -----------
                                      1,135,126           316,206                              1,451,332
                                    -----------       -----------       -----------          -----------
Costs and expenses
  Costs applicable to sales             652,305            89,206       $    (2,172)  (A)
                                                                             (1,624)  (B)        737,715
  Depreciation, depletion
    and amortization                    204,081            24,595            12,289   (C)        240,965

  Exploration and research               87,914            17,482                                105,396
  General and administrative             65,671                --             1,624   (B)
                                                                               (617)  (D)         66,678
  Interest, net                          58,619             5,447                                 64,066
  Other                                  22,521                --                                 22,521
                                    -----------       -----------       -----------          -----------
                                      1,091,111           136,730             9,500            1,237,341
Equity in income of affiliated
  companies                              45,221                --           (47,381)  (E)
                                                                               (617)  (D)
                                                                             (2,172)  (A)         (4,949)
                                    -----------       -----------       -----------          -----------
Pretax income                            89,236           179,476           (59,670)             209,042

Income tax (provision) benefit           15,949           (54,784)             (599)  (F)        (39,434)
Minority interest in income of
  subsidiaries                               --                --           (60,663)  (G)        (60,663)
                                    -----------       -----------       -----------          -----------
Net income                          $   105,185       $   124,692       $  (120,932)         $   108,945
                                    ===========       ===========       ===========          ===========

Income per common share             $      0.63                                              $      0.66
                                    ===========                                              ===========

Weighted average number of
  shares of common stock
  and common stock equivalents
  outstanding                           166,296                                                  166,296
                                    ===========                                              ===========


 *  Reflects the pooling of interests described in Note 1.
(A) To eliminate
    royalties paid by Minera Yanacocha to a subsidiary of NGC.
(B) To eliminate
    management fees paid by Minera Yanacocha to a subsidiary of NGC.
(C) Estimated additional amortization of excess purchase price over net assets acquired.
(D) Reclassification of NGC's share (38%) of management fees charged to Minera Yanacocha.
(E) Elimination of equity income recognized for Minera Yanacocha to reflect consolidation.
(F) Additional taxes related to incremental earnings from additional interest in Minera Yanacocha.
(G) Minority interest (48.65%) in income of Minera Yanacocha.

                    NEWMONT GOLD COMPANY AND MINERA YANACOCHA

                PRO FORMA CONSOLIDATED BALANCE SHEET - UNAUDITED
                        (In thousands, except per share)
                                DECEMBER 31, 1996



                                         Newmont         Minera             Pro Forma             Pro Forma
                                          Gold*         Yanacocha           Adjustments          Consolidated
                                       -----------      -----------          -----------          -----------
Assets
  Cash and cash equivalents            $   227,053      $    40,705                               $   267,758
  Inventories                              279,315           15,661                                   294,976
  Other                                     94,620           28,848                                   123,468
                                       -----------      -----------          -----------          -----------
     Current assets                        600,988           85,214                                   686,202

  Property, plant and mine
    development, net                     2,391,872          106,308          $    53,368  (A)
                                                                                 (14,445) (B)       2,537,103
  Other long-term assets                   289,270            1,887              (41,115) (C)
                                                                                  (2,843) (A)         247,199
                                       -----------      -----------          -----------          -----------
     Total assets                      $ 3,282,130      $   193,409          $    (5,035)         $ 3,470,504
                                       ===========      ===========          ===========          ===========

Liabilities
  Short-term debt and current
    portion of long-term debt          $    65,231      $    14,256                               $    79,487
  Other current liabilities                213,028           31,190          $    50,525 (A)          294,743
                                       -----------      -----------          -----------          -----------
     Current liabilities                   278,259           45,446               50,525              374,230
  Long-term debt                         1,039,875           24,244                                 1,064,119
  Other long-term liabilities              297,035           15,520                                   312,555
                                       -----------      -----------          -----------          -----------
     Total liabilities                   1,615,169           85,210               50,525            1,750,904
                                       -----------      -----------          -----------          -----------

Minority interest in subsidiaries               --               --               52,639 (D)           52,639
                                       -----------      -----------          -----------          -----------

Stockholders' equity                     1,666,961          108,199              (14,445)(B)
                                                                                 (41,115)(C)
                                                                                 (52,639)(D)        1,666,961
     Total liabilities and             -----------      -----------          -----------          -----------
       stockholders' equity            $ 3,282,130      $   193,409          $    (5,035)         $ 3,470,504
                                       ===========      ===========          ===========          ===========



 *  Reflects the pooling of interests described in Note 1.
(A) Represents adjusted net purchase price for additional interest acquired and associated net liabilities owed.
(B) Eliminate net book value of 13.35% acquired interest.
(C) Elimination of the Company's investment in Minera Yanacocha to reflect consolidation.
(D) To reflect minority interest in Minera Yanacocha.

(4) ACQUISITION OF NMC'S OPERATIONS

      Effective January 1, 1994, NGC acquired essentially all of the operations of NMC. This transaction included the following: (I) the transfer by NMC to NGC of 8,649,899 shares of the 94,500,000 shares of common stock of NGC then held by NMC; (ii) the transfer by NMC of all of its other assets to NGC; (iii) the assumption by NGC of all the liabilities (contingent or otherwise) of NMC (including NGC's, $159.6 million of advances to NMC as of December 31, 1993), but not NMC's obligations with respect to its then $5.50 convertible preferred stock (the "NMC preferred stock") (except for accrued and unpaid dividends as of December 31, 1993) and its employee stock options exercisable for NMC's common stock; (iv) the issuance by NGC to NMC of 2,875,000 shares of $5.50 convertible preferred stock with a par value of $5.00 per share, and having terms identical to the NMC preferred stock (except that upon conversion, NMC was entitled to receive shares of NGC's common stock instead of NMC's common stock); and (v) the issuance by NGC to NMC of stock options exercisable for shares of NGC's common stock having terms identical to NMC's employee stock options (except upon exercise, NGC's common stock is issued instead of NMC's common stock).

      NGC accounted for the transaction as a transfer of assets and liabilities between entities under common control. As a result, the transferred assets and liabilities were recorded by NGC at NMC's historical cost with the difference charged to retained earnings. The 8,649,899 shares of common stock of NGC transferred by NMC to NGC were recorded as treasury stock at the book value of those shares on December 31, 1993. NGC's convertible preferred stock was recorded at its par value.

      The terms of the transaction intended that the preferred stock and stock options issued by NGC to NMC be exercised to the extent NMC preferred stock and outstanding NMC stock options are exercised and NGC grants to NMC additional stock options to the extent additional stock options are granted by NMC. As a result of the transaction and giving effect to the subsequent conversion of preferred stock and issuance of common stock (see Note 10), stock option exercises by NMC and additional stock options grants by NGC, NMC's only assets at December 31, 1996, are (i) 156.0 million shares of common stock of NGC which approximates 93.75% of NGC's common stock outstanding and (ii) stock options to purchase 3.1 million shares of NGC.


(5)  INVENTORIES


                                          At December 31,
                                      ----------------------
                                        1996          1995
                                      --------      --------
                                          (In thousands)
Current:
  Ore and in-process inventories      $161,806      $149,168
  Precious metals                       35,259        34,308
  Materials and supplies                80,544        60,496
  Other                                  1,706         1,958
                                      --------      --------
                                      $279,315      $245,930
                                      ========      ========
Non-current:
  Ore-in-stockpiles (included in
    other long-term assets)           $ 85,652      $ 53,167
                                      ========      ========

(6)  PROPERTY, PLANT AND MINE DEVELOPMENT

                                          At December 31,
                                  -----------------------------
                                     1996              1995
                                  -----------       -----------
                                         (In thousands)

Land and mining claims            $   360,845       $   346,747
Buildings and equipment             1,974,872         1,847,054
Mine development                      433,477           397,441
Construction-in-progress              327,970           238,524
                                  -----------       -----------
                                    3,097,164         2,829,766
Accumulated depreciation,
  depletion and amortization       (1,063,695)         (942,797)
Capitalized mining costs              358,403           227,620
                                  -----------       -----------
                                  $ 2,391,872       $ 2,114,589
                                  ===========       ===========

(7)  OTHER ACCRUED LIABILITIES

                                                    At December 31,
                                                ----------------------
                                                  1996          1995
                                                --------      --------
                                                    (In thousands)
Interest                                        $ 27,600      $ 33,701
Contingent dividends received (see Note 3)        18,556         8,143
Payroll and related benefits                      28,188        26,368
Reclamation and remediation                       10,000        10,000
Plant and equipment                               11,656        25,954
Other                                             44,893        44,599
                                                --------      --------
                                                $140,893      $148,765
                                                ========      ========



(8)  INCOME TAXES

         Components of the Company's consolidated deferred income tax liabilities and assets are as follows (in thousands):


                                                               At December 31,
                                                         -------------------------
                                                           1996            1995
                                                         ---------       ---------
Deferred tax liabilities:
  Deferred mining costs                                  $ (94,149)      $ (51,302)
  Accelerated tax depreciation                             (86,835)       (190,577)
  Mine development costs                                   (34,576)         (3,843)
  Capitalized interest                                     (10,220)         (8,158)
  Depletion of the cost of land and mining claims          (70,464)         (2,872)
  Net undistributed earnings from equity investment         (2,108)         (1,357)
  Other                                                     (6,013)         (8,428)
                                                         ---------       ---------
       Deferred tax liabilities                           (304,365)       (266,537)
                                                         ---------       ---------

Deferred tax assets:
  Exploration costs                                         69,399          75,280
  Remediation and reclamation costs                         35,647          31,842
  Alternative minimum tax credit carryforward               51,164          38,007
  Net operating loss carryforwards                          22,457           6,006
  Sale/leaseback transaction, net                           12,512           9,638
  Foreign tax credit carryforward                           12,461           1,262
  Retiree benefit costs                                     18,775          16,002
  Capitalized inventory costs                               10,241          10,622
  Deferred gain on interest rate hedges                      2,940           3,240
  Relocation/reorganization costs                            2,491           2,610
  Other                                                      7,170          11,120
                                                         ---------       ---------
                                                           245,257         205,629
  Valuation allowance for deferred tax assets              (14,000)         (9,800)
                                                         ---------       ---------
        Net deferred tax assets                            231,257         195,829
                                                         ---------       ---------
  Net deferred tax liabilities                           $ (73,108)      $ (70,708)
                                                         =========       =========

         As of December 31, 1996, the Company had approximately $51.2 million of nonexpiring alternative minimum tax credit carryforwards and approximately $12.5 million of foreign tax credit carryforwards. Of these foreign tax credit carryforwards, $1.3 million expire in 2000 and $11.2 million expire in 2001.

         Based primarily upon estimates of future operations, the Company, more likely than not, will utilize $231.3 million of the $245.3 million of deferred income tax assets at December 31, 1996. This estimate reflects a valuation allowance of $14.0 million, which is an increase of $4.2 million from December 31, 1995's valuation allowance.

         The Company's pre-tax financial statement income (loss) consists of (in thousands):

                        Years Ended December 31,
               ---------------------------------------
                  1996           1995           1994
               ---------      ---------      ---------
Domestic       $  42,677      $ 182,053      $ 138,873
Foreign           46,559          5,477        (14,820)
               ---------      ---------      ---------
               $  89,236      $ 187,530      $ 124,053
               =========      =========      =========


         The Company's (benefit) provision for income taxes consists of (in thousands):

                        Years Ended December 31,
                ----------------------------------------
                   1996           1995           1994
                ----------     ----------     ----------
Current:
  Domestic      $   (3,347)    $   40,398     $   27,766
  Foreign            4,005          2,477            586
                ----------     ----------     ----------
                       658         42,875         28,352
                ----------     ----------     ----------
Deferred:
  Domestic         (18,232)       (12,893)       (40,037)
  Foreign            1,625             --             --
                ----------     ----------     ----------
                   (16,607)       (12,893)       (40,037)
                ----------     ----------     ----------
                $  (15,949)    $   29,982     $  (11,685)
                ==========     ==========     ==========


         The Company's resulting (benefits) provisions for income taxes differ from the amounts computed by applying the United States corporate income tax statutory rate for the following reasons (in thousands):

                                                             Years Ended December 31,
                                                     --------------------------------------
                                                       1996           1995           1994
                                                     --------       --------       --------
U.S. corporate income tax at statutory rate          $ 31,233       $ 65,635       $ 43,419
Percentage depletion                                  (28,650)       (30,960)       (36,923)
Resolution of tax issues associated with
  prior years                                          (6,000)            --        (16,250)
Foreign tax credits                                   (13,057)        (8,658)        (4,421)
Foreign losses                                            339          3,129             --
State taxes                                            (1,570)         1,173            (17)
Non-taxable portion of dividends received
  from domestic corporations                               --           (700)          (564)
Other                                                   1,756            363          3,071
                                                     --------       --------       --------
                                                     $(15,949)      $ 29,982       $(11,685)
                                                     ========       ========       ========

(9)      DEBT

LONG-TERM DEBT

         Long-term debt consists of (in thousands):


                                                            At December 31,
                                                      -----------------------------
                                                          1996              1995
                                                      -----------       -----------
Sale-leaseback of refractory ore treatment plant      $   349,134       $   349,134
8-3/8% debentures, net                                    199,866           199,861
8-5/8% notes                                              150,000           150,000
Credit facility                                           255,000                --
Medium-term notes                                          42,000            42,000
Project financing                                          63,125            67,500
                                                      -----------       -----------
                                                        1,059,125           808,495
Current maturities                                        (19,250)           (4,375)
                                                      -----------       -----------
                                                      $ 1,039,875       $   804,120
                                                      ===========       ===========


         Scheduled minimum long-term debt repayments are $19.3 million in 1997, $25.0 million in 1998, $33.5 million in 1999, $14.4 million in 2000, $11.9 million in 2001 and $955.0 million thereafter. Actual payments may be greater in any one year due to actual operating cash flows realized.

SALE-LEASEBACK OF THE REFRACTORY ORE TREATMENT PLANT

         In September 1994, the Company entered into a sale and leaseback agreement for its refractory ore treatment plant located in Carlin, Nevada for $349.1 million. The transaction was accounted for as debt for financial statement purposes, with the cost of the refractory ore treatment plant recognized as an asset and depreciated. The lease is for 21 years and the aggregate future minimum lease payments, which include interest, as of December 31, 1996 and 1995 were $638.2 million and $667.9 million, respectively. Payments began in January 1996 and are $29.7 million annually through 2000. Principal payments are included in these amounts beginning in 1998. The lease has purchase options during and at the end of the lease at predetermined prices. The interest rate on this sale-leaseback transaction is 6.36%. Because of the uniqueness of this asset, the Company determined that it is not practicable to estimate the fair value of this debt.

         In connection with this transaction, the Company entered into certain interest rate contracts to hedge the interest cost of the financing. These contracts were settled for a gain of $11 million which is being recognized as a reduction of interest expense over the term of the lease. As a result of this gain, the effective interest rate on this sale and leaseback transaction is 6.15%.

8-3/8% DEBENTURES

         Unsecured debentures in an aggregate principal amount of $200 million maturing July 1, 2005 bearing an annual interest rate of 8.375% were outstanding at December 31, 1996 and 1995. The debentures were issued by Santa Fe and subsequent to the merger are guaranteed by NGC. The debentures were priced at 99.928% to yield 8.386% and are not redeemable prior to maturity. The costs related to the issuance of the debentures were capitalized and are amortized to interest expense over the term of the debentures. The fair value of the Company's debentures approximates their carrying value.

8-5/8% NOTES

         Unsecured notes with a principal amount of $150 million due April 1, 2002 bearing an annual interest rate of 8-5/8% were outstanding at December 31, 1996 and 1995. Interest is payable semi-annually in April and October and the notes are not redeemable prior to maturity. Using interest rates prevailing on similar instruments at December 31, 1996 and 1995, this debt was estimated to have a fair value of $165.7 million and $169.5 million, respectively.

CREDIT FACILITIES

         Santa Fe had a $400 million unsecured, five-year revolving credit facility involving several commercial banks, of which $255 million was outstanding at December 31, 1996. Interest rates varied depending on the interest options chosen by Santa Fe as well as other factors, but generally were tied to margins over the following interest rate alternatives: LIBOR, CD or gold funding. The interest rate on borrowings outstanding at December 31, 1996, was 6.1%. The lenders' commitment under the credit facility was to terminate on April 16, 2001, at which time any outstanding indebtedness was to be repaid. The fair value of amounts outstanding under the credit facility at December 31, 1996 approximated the related carrying value.

         NGC had a $400 million revolving credit facility with a consortium of banks that was to expire in April 1998. No amounts were outstanding under the facility as of December 31, 1996.

         On June 11, 1997, NGC replaced the separate facilities held by Santa Fe and NGC with a new $1.0 billion revolving credit facility.

MEDIUM-TERM NOTES

         Unsecured notes totaling $42 million, with a weighted average interest rate of 7.7%, maturing on various dates ranging from mid-1999 to late 2004, were outstanding as of December 31, 1996 and 1995. Interest is payable semi-annually in March and September and the notes are not redeemable prior to maturity. Using the interest rates prevailing on similar instruments at December 31, 1996 and 1995, this debt was estimated to have a fair value of $44.4 million and $44.9 million, respectively.

PROJECT FINANCING FACILITY

         The Company, through a wholly-owned subsidiary, is a 50% participant in Zarafshan-Newmont Joint Venture ("Zarafshan-Newmont") in the Republic of Uzbekistan. The other 50% participants are two entities of the Uzbekistan government.

         As of December 31, 1996, Zarafshan-Newmont had $126.3 million outstanding under a project financing loan secured by the assets of the project. The loan is to be repaid in semi-annual installments until 2001. Starting in 1997, the average interest rate is between 3.9 and 4.25 percentage points over the three-month LIBOR. The carrying amount of the loan is estimated to approximate its fair market value. The weighted average interest rates for 1996 and 1995 were 8.2% and 8.4%, respectively, and the interest rates at December 31, 1996 and 1995 were 9.4% and 8.2%, respectively.

         Until defined completion tests have been satisfied, the Company has guaranteed the payment of certain amounts due under the loan which totaled $58.75 million at December 31, 1996. The 50% Uzbek partners have guaranteed the repayment of the remaining amount due under the loan until such completion tests have been satisfied. After satisfaction of the completion tests, the loan becomes non-recourse to the Zarafshan-Newmont partners. The lenders have agreed to extend the date by which the completion tests must be met to October 1998.

SHORT-TERM DEBT

         All short-term debt at December 31, 1996 and 1995 consisted of bank debt. The Company had unsecured demand bank lines of credit aggregating $70.0 million and $39.0 million at December 31, 1996 and 1995, respectively, of which $46.0 million and $29.2 million were outstanding at the same respective dates. These facilities bear interest at customary short-term rates for borrowers with similar credit ratings. The carrying value of this debt is assumed to approximate its fair value. The weighted average interest rates for 1996 and 1995 were 6.9% and 8.8%, respectively, and the interest rates at December 31, 1996 and 1995 were 8.25% and 8.5%, respectively.

CAPITALIZED INTEREST

         Capitalized interest was $16.6 million, $14.2 million and $20.1 million in 1996, 1995 and 1994, respectively.


(10) STOCKHOLDERS' EQUITY

COMMON STOCK OFFERINGS

         In January 1996, NMC issued 4.65 million shares of common stock for $51.87 per share under an existing "shelf" registration statement with the Securities and Exchange Commission. Proceeds of the issue netted $241.3 million and were used to purchase an equal number of shares of common stock of NGC. This transaction increased NMC's ownership of NGC from 93.58% to 93.75%.

         Prior to June 23, 1994, Santa Fe was a wholly-owned subsidiary of Santa Fe Pacific Company ("SFP"). On June 23, 1994, Santa Fe completed an initial public offering ("Offering")of 19.2 million shares (14.6%) of its common stock resulting in net proceeds of $250.5 million, after commissions and related expenses. The net proceeds from the Offering were used primarily to repay all outstanding indebtedness under Santa Fe bank project financings, for the repayment of other indebtedness and for working capital. On September 30, 1994, SFP distributed all of the outstanding shares of common stock of Santa Fe held by SFP to holders of SFP's common stock.

DIVIDENDS

         The Company paid dividends of $0.48 per common share in 1996, 1995 and 1994. Santa Fe paid dividends of $0.05 per Santa Fe common share in 1996 and 1995.

STOCK OPTIONS

         As part of the transaction with NMC discussed in Note 4, NGC issued options to NMC to purchase shares of NGC's common stock. NGC issued options in the same number and with the same exercise prices as all of the NMC employee stock options then outstanding. Additional options have been and will continue to be issued by NGC to NMC to match the terms of additional NMC employee stock options granted. NMC has exercised and will continue to exercise the stock options issued to it by NGC to the extent the corresponding NMC stock options have been or will be exercised.

         Substantially all of the NMC options have been granted to participants under NMC's 1982 Key Employees Stock Option Plan, 1987 Key Employees Stock Option Plan, 1992 Key Employees Stock Plan and 1996 Employees Stock Plan (collectively, the "plans"). NMC continues to grant NMC options to eligible participants under its 1987 Key Employees Stock Option Plan, 1992 Key
Employees Stock Plan and 1996 Employees Stock Plan.

         Under NMC's stock option plans, options to purchase shares of NMC are granted to key employees generally at the fair market value of such shares on the date of grant. NMC options under these plans generally vest over a two year period and are exercisable over a period not exceeding ten years. At December 31, 1996, 2,831,003 shares were available for future grants under the NMC's plans. In conjunction with the merger with Santa Fe, 566,000 shares were authorized for issuance in connection with outstanding Santa Fe stock options that were assumed by NMC.

         In 1994, 1993 and 1992 certain key executives were granted NMC options that, although the exercise price is generally equal to the fair market value on the date of grant, cannot be exercised when otherwise vested unless the market price of NMC's common stock is a defined amount above the NMC option exercise price. In addition, the same executives were granted NMC options in 1994, 1993 and 1992 having exercise prices in excess of the fair market value on the date of grant. Generally, these key executive NMC options vest over a period of one to five years and are exercisable over a ten year period. At December 31, 1996, 605,989 of these NMC options were outstanding.

         The following table summarizes annual total stock option activity for the three years ended December 31, 1996:


                                    1996                       1995                     1994
                            ------------------------   ------------------------  -------------------------
                                           Weighted-                 Weighted-                 Weighted-
                                            Average                   Average                   Average
                            Number          Exercise     Number       Exercise     Number       Exercise
                            of shares        Price     of shares       Price     of shares       Price
                            -----------  -----------   -----------  -----------  -----------   -----------
Outstanding at
  beginning of year           2,719,682       $38       2,177,546       $39       2,055,087       $37
Granted                       1,216,916       $49         906,213       $36         476,703       $41
Exercised                      (666,164)      $37        (232,109)      $34        (276,894)      $31
Forfeited                      (207,347)      $38        (131,968)      $41         (77,350)      $41
                            -----------                -----------               -----------
Outstanding at
  end of year                 3,063,087       $43       2,719,682       $38       2,177,546       $39
                            ===========                ===========               ===========

Options exercisable
  at year end                 1,320,799       $40       1,287,688       $39       1,007,998       $36

Weighted-average
  fair value of
  options granted
  during the year           $     18.46                $    13.90               Not calculated

         The following table summarizes information about stock options outstanding at December 31, 1996 with exercise prices equal to the fair market value on the date of grant and no restrictions on exercisability after vesting:

                             Options Outstanding                     Options Exercisable
                 -------------------------------------------   ------------------------------
                              Weighted-Average
                                Remaining
    Range of       Number      Contractual  Weighted-Average    Number       Weighted-Average
Exercise Prices  Outstanding       Life       Exercise Price   Exercisable    Exercise Price
---------------  -----------  ------------   ---------------   -----------    ---------------
$27 to $35         704,289       8.4 years         $31           206,953         $31
$35 to $43         817,699       7.9 years         $40           555,298         $40
$43 to $51         533,790       9.4 years         $51            90,351         $46
$51 to $59         401,320       9.3 years         $58                --         $--
                 ---------                                    ----------
$27 to $59       2,457,098       8.5 years         $47           852,602         $38
                 =========                                    ==========


         Information about all other stock options outstanding at December 31, 1996 is summarized below:



                                                      Options Outstanding                        Options Exercisable
                                           --------------------------------------------    ---------------------------------
                            Range of                    Weighted-Average
                            Exercise         Number         Remaining     Weighted-Average   Number         Weighted-Average
 Type of Option              Prices        Outstanding   Contractual Life  Exercise Price   Exercisable      Exercise Price
---------------            -----------     ------------   ---------------   -----------    ---------------   ---------------
Options with               $40 to $56         355,581         6.2 years         $49            286,687            $47
  exercise prices in
  excess of the fair
  market value on the
  date of the grant

Options that cannot        $30 to $41         250,408         6.7 years         $37            181,510            $37
  be exercised until
  the market price
  of NMC's stock
  exceeds a fixed
  amount above the
  exercise price


         The Company applies APB Opinion 25 and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized for its stock options. Had compensation cost for the options been determined based upon their fair value at their grant dates in 1995 and 1996, consistent with the methodology prescribed by Statement of Financial Accounting Standards No. 123, the Company's net income (in thousands) and earnings per share would have been the pro forma amounts indicated below:



                                                Years Ended
                                                December 31,
                                         ----------------------------
                                            1996             1995
                                         -----------      -----------
Net income              As reported      $   105,185      $   157,548
                         Pro forma       $    99,225      $   156,195

Earnings per share      As reported      $      0.63      $      0.95
                         Pro forma       $      0.59      $      0.94


         For purposes of determining the pro forma amounts, the fair value of each option grant was estimated on the date of the grant using the Black-Sholes option-pricing model with the following assumptions for 1996 and 1995, respectively: weighted-average risk-free interest rates of 6.1% and 5.8%, dividend yield of 1% for both years, expected lives of 5 years for both periods and volatility of 35% and 39%, respectively.

         Compensation costs included in the pro forma amounts above only reflect fair values associated with options granted after January 1, 1995. These amounts may not be indicative of future amounts that will apply to all future outstanding nonvested awards or future grants.

PREFERRED STOCK

         Effective January 1, 1994, as a result of the transaction discussed in
Note 4, NGC issued to NMC 2.875 million shares of $5.00 par value convertible preferred stock at a value of $100 per share. As discussed in Note 4, the terms of the preferred stock mirrored the terms of NMC preferred stock (except that upon conversion, NMC was entitled to receive shares of NGC's common stock instead of NMC's common stock). Through NGC's preferred stock, NGC facilitated NMC's compliance of its continuing obligations on the NMC preferred stock. Dividends paid by the Company to NMC for the NGC preferred stock were in turn paid by NMC to the holders of the NMC preferred stock. The NGC annual preferred stock dividend was $5.50 per share which was cumulative from January 1, 1994 and was payable quarterly.

         NMC called all of the outstanding 2.875 million shares of $5.50 convertible preferred stock, $5.00 par value, for redemption on December 14, 1995 at a redemption price of $105.21 per share. NGC, exercising its redemption right under its preferred stock, called all of its 2.875 million shares of $5.00 par value convertible preferred stock for redemption on the same date and at the same price. For both companies, each share of preferred stock was convertible at the option of the shareholder into shares of common stock at a conversion price of $36.395 per share of common stock (equivalent to a conversion rate of 2.7476 shares of common stock for each whole share of convertible preferred stock). Essentially all of the NMC preferred stock was converted prior to the redemption date. As a result, NMC converted the same number of NGC preferred shares as those of converted NMC preferred shares. This ensured that NMC's holding of outstanding shares of NGC's common stock was equal to the outstanding shares of NMC stock. In total, 7.9 million shares of NGC common stock were issued to NMC.


(11)  EMPLOYEE BENEFIT PLANS

PENSION BENEFITS

         The Company has three qualified non-contributory defined benefit pension plans which cover salaried employees of the Company, Santa Fe and substantially all hourly employees. The Company also has two non-qualified supplemental pension plans for salaried employees whose benefits under the qualified plan are limited by federal legislation. The vesting period is five years of service for each plan. The plans' benefit formulas are based on an employee's years of credited service and either such employee's last five years average pay (salaried plan) or a flat dollar amount adjusted by a service-weighted multiplier (hourly plan).

         Pension costs are determined annually by independent actuaries and pension contributions to the qualified plans are made based on funding standards established under the Employee Retirement Income Security Act of 1974 ("ERISA").

         The components of pension expense for these three plans, in the aggregate, consist of (in thousands):


                                        Years Ended December 31,
                                   -------------------------------------
                                     1996           1995          1994
                                   --------       --------      --------

Service cost                       $  5,590       $  3,681      $  3,070
Interest cost on projected
  benefit obligation                  6,342          5,597         4,633
Return on assets                    (11,876)        (7,678)       (5,370)
Net amortization and deferral         5,051          1,077           211
                                   --------       --------      --------
Pension expense                    $  5,107       $  2,677      $  2,544
                                   ========       ========      ========


         The following tables set forth the funded status of the Company's pension plans and the amounts recognized in the Company's consolidated balance sheets at December 31, 1996 and 1995, respectively (in thousands):


                                                                      At December 31, 1996
                                                     ----------------------------------------------------
                                                        NGC          Santa Fe
                                                      Salary         Salary         Hourly     Supplemental
                                                      Pension        Pension       Pension       Salary
                                                       Plan           Plan          Plan       Pension Plan
                                                     --------       --------       --------      --------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation-
    Vested benefits                                  $(56,997)      $ (9,211)      $ (7,737)     $ (2,074)
    Non-vested benefits                                (2,420)        (2,074)        (1,293)          (53)
                                                     --------       --------       --------      --------
                                                      (59,417)       (11,285)        (9,030)       (2,127)
  Effect of future salary increases/service-
    weighted benefit multiplier                        (9,020)        (3,369)          (654)         (696)
                                                     --------       --------       --------      --------
Projected benefit obligation                          (68,437)       (14,654)        (9,684)       (2,823)
Plan assets at fair value                              76,979         11,935          8,870            --
                                                     --------       --------       --------      --------
Plan assets greater (less) than projected
  benefit obligation                                    8,542         (2,719)          (814)       (2,823)
Unrecognized prior service cost                          (505)          (306)         1,220         1,130
Unrecognized net (gain) loss                           (4,306)          (593)          (492)        4,230
Unrecognized net transition (asset) liability          (1,750)           (33)           (66)        1,965
Adjustment required to recognize minimum
  liability                                                --             --             --        (6,640)
                                                     --------       --------       --------      --------
Net pension asset (liability)                        $  1,981       $ (3,651)      $   (152)     $ (2,138)
                                                     ========       ========       ========      ========



                                                                      At December 31, 1995
                                                     ----------------------------------------------------
                                                      NGC           Santa Fe
                                                     Salary          Salary       Hourly       Supplemental
                                                     Pension        Pension      Pension          Salary
                                                      Plan           Plan          Plan        Pension Plan
                                                     --------       --------       --------      --------
Actuarial present value of benefit obligations:
  Accumulated benefit obligation-
    Vested benefits                                  $(56,420)      $ (8,451)      $ (6,637)     $ (1,217)
    Non-vested benefits                                (2,102)        (1,599)        (1,381)          (20)
                                                     --------       --------       --------      --------
                                                      (58,522)       (10,050)        (8,018)       (1,237)
  Effect of future salary increases                    (7,631)        (2,945)            --          (542)
                                                     --------       --------       --------      --------
Projected benefit obligation                          (66,153)       (12,995)        (8,018)       (1,779)
Plan assets at fair value                              68,331         10,163          6,918            --
                                                     --------       --------       --------      --------
Plan assets greater (less) than projected
  benefit obligation                                    2,178         (2,832)        (1,100)       (1,779)
Unrecognized prior service cost                          (548)           167            130         1,216
Unrecognized net loss                                   2,752           (634)           871         3,674
Unrecognized net transition (asset) liability          (2,215)           (39)           (72)        2,356
Adjustment required to recognize minimum
  liability                                                --             --             --        (6,704)
                                                     --------       --------       --------      --------
Net pension asset (liability)                        $  2,167       $ (3,338)      $   (171)     $ (1,237)
                                                     ========       ========       ========      ========

         In October 1996, an amendment was made to increase the benefit multiplier of the benefits under the Hourly Pension Plan. The effect of this amendment was to increase the accumulated benefit obligation by approximately $0.5 million, the projected benefit obligation and prior service cost by $1.2 million and to increase the annual pension cost by $0.3 million.

         In accordance with the provisions of Statement of Financial Accounting Standards No. 87, an adjustment was required to reflect a minimum liability for the supplemental pension plan in 1996, 1995 and 1994. Such adjustment resulted in recording an intangible asset and, to the extent the minimum liability adjustment exceeded the unrecognized net transition liability, a reduction of $2.0 million, $2.0 million and $2.5 million in stockholders' equity, which is net of related deferred income tax benefits, for 1996, 1995 and 1994, respectively.

         In measuring the projected benefit obligation for the plans, the following actuarial assumptions were used:


                                                   At December 31,
                                                  -----------------
                                                  1996         1995
                                                  ----         ----
Weighted average discount rate                    7.5%         7.0%
Rate of increase in future compensation
  (applicable only to salaried plans)             4.0%         4.0%


         The weighted average expected long-term rate of return on plan assets was assumed to be 8.75% for 1996, 9.00% for 1995 and 8.25% for 1994.

         The Company maintains a trust for the purpose of funding the supplemental pension plan as well as death benefits for officers of the Company. This trust is funded at the discretion of the Company and had a balance, which approximated market value, of $2 million at both December 31, 1996 and December 31, 1995. Although the trust's assets can be used to pay benefits for the supplemental pension plan, they cannot be used in determining the net pension liability for the supplemental pension plan. The qualified plans' assets consist of stocks, bonds and cash.

RETIREE BENEFITS OTHER THAN PENSIONS

         The Company provides defined medical benefits to qualified retirees who were salaried employees and to their eligible dependents, and it provides defined life insurance benefits to qualified retirees who were salaried employees. In general, participants become eligible for these benefits upon retirement directly from the Company if they are at least 55 years old and the combination of their age and years of service with the Company equals 75 or more.

         The Company also provides a contributory medical plan and a noncontributory life insurance plan for certain retired employees of one of its subsidiaries. Covered employees become eligible for these benefits at retirement if they have rendered at least ten years of service after attaining age 45.

         The defined medical benefits cover most of the reasonable and customary charges for hospital, surgical, diagnostic and physician services and prescription drugs. Life insurance benefits are based on a percentage of final base annual salary and decline over time after retirement commences.

         Postretirement benefits other than pensions are accrued during an employee's service to the Company.

         The components of expense for postretirement benefits other than pensions for 1996, 1995 and 1994 are shown in the table below (in thousands):

                                              Years Ended December 31,
                                         -----------------------------------
                                          1996          1995          1994
                                         -------       -------       -------
Service cost                             $ 2,845       $ 2,189       $ 2,568
Interest cost                              2,017         2,165         1,997
Amortization of net gain                    (299)         (424)         (160)
Other                                       (119)           --           (31)
                                         -------       -------       -------
Expense for postretirement benefits
  other than pensions                    $ 4,444       $ 3,930       $ 4,374
                                         =======       =======       =======


         The following table sets forth the components of the liability for the Company's plans for postretirement benefits other than pensions recognized in its balance sheet (in thousands):

                                                  Years Ended December 31,
                                                  ------------------------
                                                      1996         1995
                                                    -------      -------
Actuarial present value of accumulated benefit
  obligation ("APBO"):
    Retirees and eligible dependents                $11,871      $13,006
    Other fully eligible plan participants            2,693        2,346
    Other active plan participants                   16,449       15,964
                                                    -------      -------
       Total APBO                                    31,013       31,316
    Unrecognized prior service credit                 1,458        2,408
    Unrecognized net gain                             6,587        1,699
                                                    -------      -------
Accrued liability for postretirement benefits
  other than pensions                               $39,058      $35,423
                                                    =======      =======


         At December 31, 1996 and 1995, $2.6 million of assets, with a market value of approximately the same amount, were designated in a trust to pay postretirement benefits other than pensions. Since these assets could be used to pay other employee benefits, they cannot be used for the postretirement benefit calculations. The Company has no formal policy for funding postretirement benefit obligations.

         Weighted average discount rates of 7.5% and 7.0% were used in calculating the APBO at December 31, 1996 and 1995, respectively. The assumed health care cost trend rates to measure the expected cost of benefits at December 31, 1996 start at an 8% annual increase for coverage before the age of 65 and a 7% annual increase for coverage after the age of 64. The assumed health care cost trend rates to measure the expected cost of benefits at December 31, 1995 start at a 9% annual increase for coverage before the age of 65 and an 8% annual increase for coverage after the age of 64. These rates were assumed to decrease one percentage point each year until a 5% annual rate of increase was reached, at which point a 5% annual rate of increase was assumed thereafter. The effect of a one percentage point annual increase in the assumed cost trend rates would increase the aggregate of service and interest costs by approximately 19% in 1996 and the APBO at December 31, 1996 by approximately 15%. The effect of a one percentage point annual increase in the assumed cost trend rates would increase the aggregate of service and interest costs in 1995 by approximately 23% and the APBO at December 31, 1995 by approximately 19%.

SAVINGS PLAN

         The Company has three qualified defined contribution savings plans, one which covers salaried employees, one which covers substantially all hourly employees and one which covers substantially all salary and hourly employees of Santa Fe. In addition, the Company has a non-qualified supplemental savings plan for salaried employees whose benefits under the qualified plan are limited by federal regulations.

         Upon the employee meeting eligibility requirements, the Company matches 100% of employee contributions of up to 6% and 4% of base salary for the salaried and hourly plans, respectively. Employees covered by the Santa Fe plan receive matching contributions up to 4% of base salary and eligible hourly employees also receive an employer contribution equal to 2% of before-tax eligible compensation.

         The Company's matching contributions to such plans were $8.2 million, $6.8 million and $5.6 million in 1996, 1995 and 1994, respectively.


(12) WRITE-OFF OF EXPLORATION PROPERTIES

         In 1995, the Company recorded write-offs of two exploration properties totaling $52.5 million. The Ivanhoe property was purchased in June 1992. Over the next three years, extensive drilling, environmental studies and mine models were developed to determine the economics of extracting gold from the property. A feasibility report was issued in June 1995 that reflected high levels of environmental and mining costs that resulted in financial returns much lower than the Company's threshold for development. Accordingly, the decision was made not to develop the property and $18.8 million of capitalized costs associated with the property were written off in June 1995. An additional charge of $4.6 million was taken as other expense for estimated costs to reclaim areas disturbed by previous mining and exploration activity on the property.

         The Grassy Mountain property was purchased in September 1992. At the time of the purchase, certain reliance was placed upon geological models prepared by the seller. Work performed by the Company in 1993 demonstrated that the gold distribution was not distributed as modeled by the seller. In 1994, the Company created new detailed models of the deposit based on its revised geologic interpretation. These models resulted in fewer high grade ounces, which led to the reclassification of 996,000 ounces of reserves to mineralized material at the end of 1994. However, additional drilling and modeling was required to determine whether there was an impairment of the asset based on the work performed through that date. Based on economic information at that time and the use of undiscounted cash flows, no write-down was considered necessary as of December 31, 1994. Throughout 1995, further refinement of geological and economic models continued with open-pit, underground and price hedging scenarios all resulting in deposit sizes and economic returns smaller than the Company's threshold for development. Based on these results, capitalized costs of $33.8 million relating to the Grassy Mountain property were written off in December 1995.

(13)  GAIN ON SALE OF INVESTMENTS

         In May 1995, NGC sold its 10.7% interest in Southern Peru Copper Corporation for $116.4 million, which resulted in a pre-tax gain of $113.2 million.


(14)  DIVIDEND, INTEREST AND OTHER INCOME

         Included in dividends, interest and other income are $3.1 million, $28.3 million and $9.2 million for 1996, 1995 and 1994, respectively for business interruption insurance that was received for problems associated with the refractory ore treatment plant at the Carlin, Nevada operations.


(15)  MAJOR CUSTOMERS AND EXPORT SALES

         The Company is not economically dependent on a limited number of customers for the sale of its product because gold commodity markets are well-established worldwide. In 1996, sales to one customer totaled $213.3 million or 19% of total sales. In 1995, sales to two customers accounted for $177.6 million and $137.3 million, or 32% of total sales. In 1994, sales to three such major customers accounted for $143.9 million, $99.6 million and $88.5 million, or 38% of total sales.

         Export sales were $764.4 million, $636.2 million and $497.2 million in 1996, 1995 and 1994, respectively.


(16)  SUPPLEMENTAL CASH FLOW INFORMATION

         Net cash provided by operating activities includes the following cash payments (in thousands):

                                                 Year Ended December 31,
                                          ------------------------------------
                                            1996           1995         1994
                                          --------       --------     --------
Income taxes, net of refunds              $ (9,708)      $ 32,546     $ 42,517
Interest, net of amounts capitalized      $ 55,644       $ 23,625     $ 15,724


         Excluded from the statements of consolidated cash flows are the effects of certain non-cash transactions. As described in Note 18, in July 1996, NGC began accounting for the Batu Hijau project as an equity investment. The adjustments that were made to the Company's balance sheet are as follows (in thousands):

                                               Increase (decrease)
                                               -------------------
Assets
  Other current assets                           $   (849)
  Property, plant and mine development, net       (43,936)
  Other long-term assets                           (3,607)
Liabilities
  Accounts payable                                    182
                                                 --------
     Total                                       $(48,210)
                                                 ========



         In 1996, the Company retired mostly fully depreciated property, plant and equipment with an original cost of $77.0 million, which is not reflected in the statement of consolidated cash flows.

         In 1996 and 1994, the Company recognized income tax benefits of $6.0 million and $16.2 million, respectively, resulting from the resolution of certain tax issues associated with prior years.

         In 1995, as discussed in Note 10, NGC called for redemption of all of its outstanding 2.875 million shares of convertible preferred stock. Substantially all of the convertible preferred stock was converted into common stock of NGC. This transaction resulted in a non-cash decrease to preferred stock, a non-cash decrease to treasury stock and a non-cash increase to capital in excess of par value.

         The following reflects the non-cash adjustments made to the Company's balance sheet effective as of January 1, 1994 for the transaction with NMC discussed in Note 4 (in thousands):


                                                              Increase (decrease)
                                                              -------------------
Assets
  Cash and cash equivalents                                       $  69,361
  Short-term investments                                             18,709
  Advances to parent                                               (159,573)
  Inventories                                                         3,355
  Other current assets                                                2,311
                                                                  ---------
    Current assets                                                  (65,837)

  Property, plant and mine development, net                          99,070
  Other long-term assets                                            131,307
                                                                  ---------
    Total assets                                                  $ 164,540
                                                                  =========

Liabilities
  Short-term debt                                                 $  15,739
  Accounts payable                                                    2,876
  Accrued income taxes                                                2,143
  Other accrued liabilities                                          29,019
                                                                  ---------
    Current liabilities                                              49,777

  Long-term debt                                                    192,000
  Reclamation liabilities                                            55,952
  Other long-term liabilities                                        69,586
                                                                  ---------
    Total liabilities                                               367,315
                                                                  ---------
Stockholders' Equity
  Preferred stock                                                    14,375
  Retained earnings                                                (140,944)
  Treasury stock                                                    (76,206)
                                                                  ---------
    Total stockholders' equity                                     (202,775)
                                                                  ---------
    Total liabilities and stockholders' equity                    $ 164,540
                                                                  =========



(17)     GEOGRAPHIC INFORMATION

         The Company operates predominantly in a single industry as a worldwide corporation engaged in gold production, exploration for gold and acquisition of gold properties. The Company has consolidated operations in the United States, Indonesia and Uzbekistan. In computing earnings from operations for foreign subsidiaries, no allocations of general corporate expenses, interest or income taxes have been made.

         Identifiable assets by country represent those assets related to the operations in those countries. Information by geological location for the year ended December 31, 1996 is as follows (in thousands):


                       United                      Indonesia
                       States        Uzbekistan    and Other    Consolidated
                     ----------      ----------    ----------   ------------
Sales                $  995,093      $   62,609    $   47,964    $1,105,666

Earnings from
  Operations         $  228,434      $   14,423    $   14,231    $  257,088

Exploration and
  Research           $   46,453      $    1,184    $   40,277    $   87,914

Identifiable
  Assets             $2,077,370      $  226,721    $  174,702    $2,478,793



Prior to 1996, substantially all operations were in the United States.

         The above segment information does not include NGC's equity investment in Minera Yanacocha in Peru. NGC's equity in Minera Yanacocha's 1996 revenues and earnings was $119.3 million and $76.9 million, respectively. NGC's equity in Minera Yanacocha's total assets at December 31, 1996 was $73.5 million. See Notes 1 and 3.


(18)  COMMITMENTS AND CONTINGENCIES

ENVIRONMENTAL OBLIGATIONS

         The Company's mining and exploration activities are subject to various federal and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations so as to protect the public health and environment and believes its operations are in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations. The Company cannot predict such future expenditures.

         Estimated future reclamation and remediation costs are based principally on legal and regulatory requirements. At December 31, 1996 and 1995, $31.8 million and $27.7 million, respectively, were accrued for reclamation and remediation costs relating to currently producing mineral properties.

         Certain appeals have been filed with the Department of Interior Board of Land Appeals in conjunction with the Twin Creeks Environmental Impact Statement, the Lone Tree Mine Plan of Operations and the Mule Canyon Mine Plan of Operations. These appeals seek to impose mitigation and other conditions on the mine operations. The Company has intervened and does not believe that such appeals have merit. An unfavorable outcome of such appeals, however, could result in additional conditions on operations which may have a material adverse effect on the Company's financial position or results of operations.

         In addition, the Company is involved in several matters concerning environmental obligations associated with former mining activities.

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Generally, these matters concern developing and implementing remediation plans at the various sites involved. The Company believes that the related environmental obligations associated with these sites are similar in nature with respect to the development of remediation plans, their risk profile and the compliance required to meet general environmental standards. Based upon the Company's best estimate of its liability for these matters, $49.8 million and $55.8 million were accrued for such obligations at December 31, 1996 and 1995, respectively. These amounts are included in other current liabilities and reclamation and remediation liabilities. Depending upon the ultimate resolution of these matters, the Company believes that it is reasonably possible that the liability for these matters could be as much as 100% greater or 40% lower than the amount accrued at December 31, 1996. The amounts accrued for these matters are reviewed periodically based upon facts and circumstances available at the time. Changes in estimates are charged to other expense in the period estimates are revised. Charges related to these matters were $6.6 million, $3.0 million and $16.1 million in the years ended December 31, 1996, 1995 and 1994, respectively.

         Details about certain of the more significant sites involved are discussed below.

Idarado Mining Company ("Idarado") - 80.1% owned by NGC

         In July 1992, the Company and Idarado signed a consent decree with the State of Colorado ("State") which was agreed to by the U.S. District Court of Colorado to settle a lawsuit brought by the State under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), generally referred to as the "Superfund Act." Idarado settled natural resources damages and past and future response costs and provided habitat enhancement work. In addition, Idarado agreed in the consent decree to undertake specified remediation work at its former mining site in the Telluride/Ouray area of Colorado. The Company expects to complete the remediation work at this property by the end of 1997. If the remediation work does not meet specific technical criteria specified in the consent decree, the State and court reserve the right to require Idarado to perform other remediation work. Idarado and the Company have obtained a $16.3 million letter of credit to secure their obligations under the consent decree.

Resurrection Mining Company ("Resurrection") - 100% owned by NGC

         In 1983, the State of Colorado filed a lawsuit under the Superfund Act which involves a Resurrection Mining Company and Asarco Incorporated ("Asarco") joint venture mining operation near Leadville, Colorado. This action was subsequently consolidated with a lawsuit filed by the U.S. Environmental Protection Agency ("EPA") in 1986, with the EPA taking the lead role. The proceedings seek to compel the defendants to remediate the impacts of pre-existing, historic mining activities that date back to the mid-1800's which the government agencies claim are causing substantial environmental problems in the area. The lawsuits have named the Company, Resurrection, the joint venture and Asarco as defendants in the proceedings. The EPA is also proceeding against other companies with interests in the area.

         The EPA divided the remedial work into two phases. Phase I addresses the Yak Tunnel, a drainage and access tunnel owned by the joint venture. Phase II addresses the remainder of the site.

         In 1988 and 1989, the EPA issued administrative orders with respect to Phase I work for the Yak Tunnel. The joint venture, Asarco, Resurrection and

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



the Company have collectively implemented those orders by constructing a water treatment plant which was placed in operation in early 1992. The joint venture is in negotiations regarding remaining remedial work for Phase I, which primarily consists of environmental monitoring and operating and maintenance activities.

         The parties have entered into a consent decree with respect to Phase II which apportions liabilities and responsibilities for the site among the various parties. The EPA has approved remedial actions for selected components of Resurrection's portion of the site, which were initiated in 1995. However, the EPA has not yet selected the final remedy for the site. Accordingly, the Company cannot yet determine the full extent or cost of its share of the remedial action which will be required under Phase II. The government agencies may also seek to recover for damages to natural resources.

Dawn Mining Company ("Dawn") - 51% owned by NGC

         Dawn leased a currently inactive open-pit uranium mine on the Spokane Indian Reservation in the State of Washington. The mine is subject to regulation by agencies of the U.S. Department of Interior, the Bureau of Indian Affairs and the Bureau of Land Management, as well as the EPA. Dawn also owns a nearby uranium millsite facility.

         In 1991, Dawn's lease was terminated. As a result, Dawn was required to file a formal mine closure and reclamation plan. The Department of Interior has commenced an Environmental Impact Study to analyze Dawn's proposed plan and to consider alternate closure and reclamation plans for the mine. Dawn cannot predict at this time what type of mine reclamation plan may be selected by the Department of Interior. Dawn does not have sufficient funds to pay for the reclamation plan it proposed, for any alternate plan, or for the closure of its mill.

         The Department of Interior previously notified Dawn that when the lease was terminated, it would seek to hold Dawn and the Company (as Dawn's then 51% owner) liable for any costs incurred as a result of Dawn's failure to comply with the lease and applicable regulations. If asserted, the Company will vigorously contest any such claims. The Company cannot reasonably predict the likelihood or outcome of any future action against Dawn or the Company arising from this matter.

         Dawn has received a license for a mill closure plan which would generate funds to close and reclaim both the mine and the mill. The license is being challenged by third parties.

Insurance Receivables

         The Company carried insurance policies for which it filed claims for the costs of certain of its remediation activities. The Company recorded receivables for claims under such policies when management believed the likelihood of recovery was probable. Prior to 1993, three of the insurance companies commenced actions against NGC seeking judgments that they had no liability. In the fall of 1993, NGC instituted a comprehensive lawsuit against its carriers.

         Based on the views of prior lead counsel, the Company had believed that significant progress in certain settlement discussions would have been achieved by mid-summer 1994, but that expectation was not realized. The

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



absence of such anticipated progress in settlement discussions, as well as the Company's discussions with new lead counsel for the insurance recovery actions regarding its review of such actions, caused the Company in the second quarter of 1994 to provide a $20.0 million valuation allowance on its insurance receivables, which was recorded as other expense, resulting in a net balance of $16.7 million outstanding at December 31, 1994.

     In the first quarter of 1995, settlement in certain of the insurance litigation was reached enabling the Company to realize the receivable outstanding at December 31, 1994. Settlement discussions continue with respect to additional insurance litigation. Trial of this litigation has been scheduled for late 1997. The Company intends to vigorously pursue its claims with respect to the remaining litigation and believes that it is reasonably possible that additional amounts will be recovered, although no such amounts are accrued.

BATU HIJAU

         In July 1996, the Company and Sumitomo Company ("Sumitomo") entered into a definitive partnership agreement to develop and operate the Batu Hijau copper/gold deposit in Indonesia. The estimated cost for development of the open pit mine, mill, and infrastructure including employee housing, a port, electrical generation facilities, interest during construction, cost escalations and working capital is expected to approximate $1.9 billion. Batu Hijau contains proven and probable reserves of 10.6 billion pounds (4.8 billion equity pounds) of copper and 12.1 million ounces (5.4 million equity ounces) of gold. Production is expected to begin around the turn of the century, with a projected mine life in excess of 20 years.

         Under the terms of the agreement with Sumitomo, the Company contributed its interest in the company that owns the project and Sumitomo will contributed an agreed upon amount of cash, expected to be approximately $235 million. After the contributions are made, the Company retains a 45% interest in the Company that owns the project and Sumitomo has a 35% interest. The remaining 20% interest is held by an unrelated Indonesian company. The parties' obligations to make their contributions to the partnership were subject to the receipt of certain approvals from the Indonesian government. Until such approvals were received, Sumitomo had agreed to fund up to $100 million of costs through non-interest bearing loans, ($20.2 million of which were outstanding at December 31, 1996) which the Company had effectively guaranteed. Approvals were received in May 1997 and amounts outstanding under such loans were applied to Sumitomo's cash contribution of the previously mentioned $235 million. Additional contributions required by the parties will be contributed 56.25% by the Company and 43.75% by Sumitomo. Project financing for development of the property will be $1 billion and will be guaranteed by the Company and Sumitomo until project completion tests are met. The source of the Company's future contributions will be operating cash flow, bank credit lines or other third party financing as needed.

         As a result of the ownership structure described above, the Company is accounting for its investment in Batu Hijau as an equity investment effective July 1996. The Company's investment at December 31, 1996, which is included in Other long-term assets, was $46.6 million.

         In connection with the Batu Hijau project, the entity owning the project has entered into a construction contract for approximately $1 billion.


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



GUARANTEE OF THIRD PARTY INDEBTEDNESS

         The Company guaranteed a former NMC subsidiary's $35.7 million Pollution Control Revenue Bonds, due 2009. NMC's former subsidiary is BHP Copper Inc., formerly known as Magma Copper Company. It is expected that the Company will be required to remain liable on this guarantee as long as the bonds remain outstanding; however, the Company has not been required to pay any of these amounts, nor does it expect to have to pay any in the future.

COMMODITY INSTRUMENTS

         At December 31, 1996, the Company had forward sales contracts made on a spot deferred basis ("spot deferred contracts") for approximately 1.7 million ounces of gold relating to production during the period January 1997 through September 1998 at sales prices ranging from $386 - $438 per ounce or a weighted average price of $416 per ounce. In July 1997, the Company purchased approximately 1.1 million ounces of gold ranging from $329 per ounce to $343 per ounce, to offset the spot deferred contracts. The gain from this transaction will be recognized in sales as the related gold is produced.

         The Company also had purchased put options on 1.2 million ounces at an exercise price of $375 per ounce and written call options on 0.4 million ounces at an exercise price of $464 per ounce. During January through March 1997, 300,000 ounces of put options were exercised with $6.7 million of cash received and 100,000 ounces of call options expired unexercised. The remaining option contracts were closed out in March 1997 with $17.0 million of cash received.

         The Company entered into forward sales contracts, that began maturing in January 1996 and continue through December 2000, for production from its Minahasa property, located in Indonesia. These contracts consist of forward sales of 125,000 ounces of gold per year at an average price of $454 an ounce, plus 40% of the amount by which the market price exceeds the forward sales price.

ADVANCED ROYALTY

         In a 1993 asset exchange transaction, a wholly-owned subsidiary of Santa Fe transferred a coal lease with Chaco Energy Company ("Chaco") to Hanson Natural Resources Company ("HNRC") with respect to which the subsidiary had collected $484.0 million in advance royalty payments. The lease provides for HNRC to collect another $390.0 million from 1994 through 2018 from Chaco. In the event of a title failure as stated in the lease, this subsidiary has a primary obligation to refund the advance royalty payments previously collected and has a secondary obligation as assignor to HNRC to refund any of the $390.0 million HNRC collects if HNRC fails to meet its refund obligation to Chaco. The subsidiary has no direct liability to Chaco under the coal lease. The subsidiary has title insurance on the leased coal deposits in the amount of $240.0 million covering the secondary obligation. The Company and the subsidiary regard the circumstances entitling Chaco to a refund as remote. The Company has agreed with Chaco to maintain the subsidiary's net worth at $108.0 million until July 1, 2005.

LITIGATION

         On December 8, 1996, Santa Fe entered into a definitive merger agreement with Homestake Mining Company ("Homestake") and a subsidiary of Homestake,

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



subsequent to discussions during November 1996 with both Homestake and NMC regarding potential business combinations. On January 7, 1997, NMC announced a proposal for a business combination with Santa Fe. Santa Fe commenced discussions with NMC on January 13, 1997 and on March 10, 1997, the merger agreement between Homestake and Santa Fe was terminated and Santa Fe entered into a merger agreement with NMC. In conjunction with the termination of the Homestake merger agreement, Santa paid to Homestake a termination fee of $65 million.

         On December 6 and 9, 1996, a total of six Santa Fe stockholders filed class action complaints against Santa Fe and Santa Fe's Board of Directors (collectively, "Defendants"). To date, the Defendants have been served only with the first complaint. The complaints allege, among other things, that members of the Santa Fe Board of Directors breached their fiduciary responsibilities to the Company's stockholders by failing to consider fully the Newmont proposal to acquire Santa Fe and the Santa Fe Board of Directors approved the Homestake merger transaction to ensure that certain of the Defendants would retain their positions. The actions seek, among other things, to have the Court of Chancery ("Court") order the Defendants to take various actions to cooperate with any entity or person interested in proposing a transaction with the Company and to act to maximize shareholder value and seek unspecified damages. The Defendants moved to dismiss the first complaint on January 6, 1997, and also moved to stay discovery pending resolution of the motion to dismiss. On January 22, 1997, the Court entered an order consolidating the complaints into one action. The Company intends to defend against the allegations. It is the opinion of the Company's management that none of the actions filed by Santa Fe stockholders will have a material adverse effect on the Company's financial position or results of operations.

OTHER COMMITMENTS AND CONTINGENCIES

         Under a 1992 agreement with Barrick Goldstrike Mines, Inc. ("Barrick"), Barrick is mining the Company's Carlin, Nevada Post deposit which extends beyond NGC's property boundaries onto Barrick's property. The Company and Barrick share the costs so that each ounce of gold mined bears the same mining cost. The Company is obligated to pay Barrick for such costs as Barrick mines the deposit. In addition, the Company is obligated to share dewatering costs which are associated with the deposit. The Company incurred $63.7 million, $62.5 million and $39.0 million of such mining and dewatering costs in 1996, 1995 and 1994, respectively, and NGC expects to incur approximately $15 million in 1997.

         The Company has minimum royalty obligations on one of its producing mines for the life of the mine. The amount to be paid to meet the royalty obligations is based upon a defined average market gold price. Any amounts paid due to the minimum royalty obligation not being met in any year are recoverable in future years when the minimum royalty obligation is exceeded. Although the minimum royalty requirement may not be met in any certain year, the Company expects the mine's gold production over its life will meet the minimum royalty requirements.

         At December 31, 1996, there were $101.1 million of outstanding letters of credit that were primarily for bonding reclamation plans and electric supply and reinsurance agreements. The Company has provided investment collateral for $8.7 million of these letters of credit. The remaining $91.5 million represents unsecured letters of credit. The letters of credit

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



reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the market place.

         The Company is from time to time involved in various legal proceedings of a character normally incident to its business. It does not believe that adverse decisions in any pending or threatened proceedings or any amounts which it may be required to pay by reason thereof will have a material adverse effect on its financial condition or results of operations.


(19)  UNAUDITED SUPPLEMENTARY DATA

QUARTERLY DATA

         The following is a summary of selected quarterly financial information (amounts in millions except per share amounts):


                                                                               1996
                                                  -------------------------------------------------------------------
                                                                   Three Months Ended
                                                  -----------------------------------------------------  Year Ended
                                                   March 31,     June 30,    September 30, December 31,  December 31,
                                                  -----------------------------------------------------  ------------
Sales                                             $    236.6    $    261.4    $    302.2    $    305.5    $   1,105.7
Gross profit (1)                                  $     48.4    $     55.7    $     73.9    $     71.3    $     249.3
Net income                                        $     16.4    $     25.7    $     40.1    $     23.0    $     105.2
Net income per common share                       $     0.10    $     0.15    $     0.24    $     0.14    $      0.63
Weighted average shares outstanding                    165.3         166.8         166.8         166.6          166.3(2)
Dividends declared per NGC common share           $     0.12   $      0.12    $     0.12    $     0.12    $      0.48
Dividends declared per Santa Fe common share      $     --     $      0.05    $    --       $    --       $      0.05
Closing price of common stock                     $   56.125   $    50.375    $   47.375    $    43.75    $     43.75



                                                                               1995
                                                  -------------------------------------------------------------------------
                                                                   Three Months Ended
                                                  -----------------------------------------------------         Year Ended
                                                   March 31,     June 30,     September 30, December 31,        December 31,
                                                  -----------------------------------------------------         ------------
Sales                                             $    218.8    $    229.5       $    258.4    $    274.9        $    981.6
Gross profit (1)                                  $     52.4    $     57.7       $     77.6    $     73.5        $    261.2
Net income                                        $     27.5    $     85.0  (3)  $     34.8    $     10.2  (4)   $    157.5  (3,4)
Preferred stock dividends                         $      4.0    $      4.0       $      4.0    $     (0.7) (5)   $     11.2  (5)
Net income applicable to common stock             $     23.5    $     81.0  (3)  $     30.8    $     11.0  (4)   $    146.3  (3,4)
Net income per common share                       $     0.16    $     0.52  (3)  $     0.20    $     0.07  (4)   $     0.95  (3,4)
Weighted average shares outstanding                    153.0         153.2            153.3         156.1             153.9  (5)
Dividends declared per NGC common share           $     0.12    $     0.12       $     0.12    $     0.12        $     0.48
Dividends declared per Santa Fe common share      $     --      $     0 05       $    --       $    --           $     0.05
Closing price of common stock                     $   41.375    $    40.25       $    40.50    $    45.75        $    43.75


(1) Sales less costs applicable to sales and depreciation, depletion and amortization.
(2) In January 1996, 4.65 million shares of common stock were issued under an existing shelf registration statement (see Note 10).

(3) Includes an after-tax gain of $72 million, or $0.47 per share, from the sale of the Company's interest in Southern Peru Copper Corporation and an after-tax charge of $15.1 million, or $0.10 per share, for the write-off of the investment and additional reclamation provision of the Ivanhoe exploration property (see Notes 12 and 13).
(4) Includes an after-tax charge of $22 million, or $0.14 per share, for the write-off of the investment in the Grassy-Mountain property (see
    Note 12).
(5) Substantially all of the convertible preferred stock was converted into common stock in December 1995 (see Note 10).




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


RATIO OF EARNINGS TO FIXED CHARGES


         As a result of the transaction with NMC discussed in Note 4, the Company's capital structure became essentially the same as NMC's. In that the Company's financial results had been fully consolidated into NMC's and the Company's capital structure became essentially that of NMC's, management believes that NMC's historical consolidated ratio of earnings to fixed charges for the two years ended December 31, 1993 is more relevant than the Company's. They represent essentially what the Company's ratios would have been had it acquired NMC's assets and assumed its liabilities at the beginning of 1992. The Company had no significant fixed charges in 1992 or 1993.

         The ratio of earnings to fixed charges was 1.9, 3.7, 3.2, 5.2 and 4.3 for the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively. The Company guarantees certain third party debt which had total interest obligations of $1.2 million, $1.4 million, $1 million, $0.8 million and $3.3 million for the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively. The Company has not been required to pay any of these amounts, nor does it expect to have to pay any amounts; therefore, such amounts have not been included in the ratio of earnings to fixed charges.



                                       33